Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made this 31st day of December, 2006 (the “Effective Date”), by and between Materia, Inc., a Delaware corporation, with a principal place of business at 60 North San Gabriel Boulevard, Pasadena, California 91107, USA (“Materia”), and Renegade Therapeutics, Inc., with a principal place of business at One Broadway, 14th Floor, Cambridge, Massachusetts, 02142 (“Renegade”).

Recitals

WHEREAS, Materia owns and has other rights in Materia Technology (as defined below) relating to compositions and uses of certain Catalysts (as defined below) and desires to enable pharmaceutical researchers such as Renegade to carry out research and development, manufacturing, and commercialization related to pharmaceutically active products using the Catalysts and the Materia Technology; and

WHEREAS, by this Agreement, Renegade desires to obtain a license to the Catalysts and the Materia Technology, all as more specifically set forth herein in accordance with all of the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below in this Article unless otherwise expressly defined in this Agreement:

1.1 “Affiliate” shall mean, with respect to a party to this Agreement, any person or entity which now or in the future is directly or indirectly controlling or controlled by or in common control with such party, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interests of such entity, or the right to vote for or appoint a majority of the board of directors or other governing body of such entity.

1.2 “Catalysts” shall mean those olefin metathesis catalyst compositions owned or controlled by Materia during the License Term as further described in the Materia Patent Rights.

1.3 “Confidential Information” shall have the meaning given to this term in Article 6.1.

1.4 “Field” shall mean the prevention, diagnosis, treatment or control of any human or animal disease, disorder or condition.

1.5 “Field Inventions” shall mean all inventions, improvements and/or discoveries, patentable or unpatentable, which are conceived and/or made by Renegade during the License Term that relate primarily to the Field, and which either (a) use or incorporate any Materia Catalyst or Materia Patent Right or (b) are dominated by the claims of the Materia Patent Rights. By way of example, Field Inventions would include pharmaceutically active compositions, or specific processes to make pharmaceutically active compositions.

1.6 “Know-How” shall mean all confidential information and data owned or controlled by Materia and disclosed to Renegade pursuant to this Agreement, including, without limitation, instructions, processes, procedures, formulas, drawings, technical and non-technical data, biological materials, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data.

1.7 “License Term” shall have the meaning given to this term in Article 7.1.

1.8 “Materia Patent Rights” shall mean issued patents owned or controlled by Materia during the License Term that claim Catalysts and/or olefin metathesis processes utilizing Catalysts, including any and all corresponding domestic or foreign equivalents within the Territory, continuations, divisionals, continuations-in-part, re-issues, and substitution applications related to the foregoing. Materia Patent Rights as of the Effective Date are set forth on Exhibit A. Materia Patent Rights expressly excludes any specific compositions or products which are not Catalysts that have been developed or will be developed by Materia.

1.9 “Materia Technology” shall mean the Materia Patent Rights and the Know-How related thereto but expressly excludes compositions or products which are not Catalysts and which are now or will become owned or controlled by Materia.

1.10 “Net Sales” shall mean the gross amount billed for the sale of Products covered by a Valid Claim to a Third Party, less (a) applicable taxes (e.g. sales, excise, or use taxes) incurred to the extent stated on the invoice as a separate item; (b) separately stated charges for transportation or customs clearance; (c) credits for defective or returned royalty bearing Products, to the extent actually allowed; and (d) discounts, rebates, refunds, marketing allowance or other promotional fees identified on the invoice. Transfer of a Product to a Sublicensee for sale by the Sublicensee shall not be considered a sale. In the case of such a transfer, the Net Sales price shall be based on the gross billing price of the Product by the Sublicensee as invoiced to its customer, less items (a) through (d) above. In the case of any other arms length sale or other disposal for value other than exclusively for money, such as barter or counter trade, Net Sales shall be calculated as above on the fair market value of the consideration received. In the case of any sale or other disposal for value that is not an arms length transaction, Net Sales shall be calculated at the fair market value of the Product as sold in the relevant country of sale or disposal. Product provided at or below cost for bona fide clinical trials, evaluation, research or development purposes shall not be considered a sale or other disposal for value for purposes of this definition.

1.11 “Product” shall mean a conformationally-restricted peptide made using ring-closing metathesis.

1.12 “Renegade Patent Rights” shall mean patents and patent applications owned by Renegade during the License Term claiming any Field Inventions or Technology Inventions, including any and all corresponding domestic or foreign equivalents within the Territory, continuations, divisionals, continuations-in-part, re-issues, and substitution applications related to the foregoing. Renegade Patent Rights expressly excludes any specific compositions, or uses thereof, that are not Catalysts, as well as any methods or processes that do not utilize olefin metathesis, that have been developed or will be developed by Renegade.

1.13 “Sublicensee” shall mean any Third Party licensed by Renegade pursuant to Section 2.2 to make or sell any Product.

1.14 “Technology Inventions” shall mean all inventions, improvements, and/or discoveries patentable or unpatentable, which are conceived and/or made by Renegade during the License Term that relate primarily and generally to the Materia Patent Rights and not the Field, and which either (a) use or incorporate any Materia Catalyst or Materia Patent Right or (b) are dominated by the claims of the Materia Patent Rights. By way of example, Technology Inventions would include generic processes to make a wide variety of compositions.

1.15 “Territory” shall mean worldwide.

1.16 “Third Party” shall mean any entity other than (a) Materia and any of its Affiliates and successors in interest and assigns or (b) Renegade and any of its Affiliates and successors in interest and assigns.

1.17 “United States Dollar” and “USD” will mean the lawful currency of the United States of America.

1.18 “Universities” shall mean those entities, including Boston College and the California Institute of Technology, that have licensed certain rights identified on Exhibit A, or that in the future may license such rights to Materia, that are sublicensed hereunder to Renegade.

1.19 “Valid Claim” shall mean a claim contained in an issued and unexpired patent included within the Materia Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been rendered unenforceable through abandonment, reissue, disclaimer or otherwise, and which has not been lost through an interference proceeding.

ARTICLE II

LICENSE GRANT AND LIMITATIONS

2.1 License. Upon payment of the Technology Access Fee set forth in Article 3.1, and upon the terms and conditions set forth herein, Materia hereby grants to Renegade and Renegade hereby accepts, a non-exclusive license, with the right to authorize and grant sublicenses, under Materia Technology to develop, make, have made, use, sell, offer for sale, import and export Products in the Territory and in the Field. The foregoing license specifically excludes the manufacture of Catalysts.

2.2 Sublicenses. Renegade shall provide Materia copies of all agreements (with royalty and other economic terms redacted) with Sublicensees (“Sublicense Agreements”) within [**] days after execution of such Sublicense Agreements. Such Sublicense Agreements shall only convey the rights to Product(s) that are covered by patent or other intellectual property rights owned or controlled by Renegade, and expressly excludes any naked sublicense of Materia Technology (i.e., the sublicensing of the right to develop Product(s) not covered by Renegade intellectual property rights). Renegade shall remain responsible for all acts and omissions by any Sublicensee as if they were acts or omissions of Renegade. In the event that this Agreement is terminated, each Sublicense Agreement shall survive, provided that (i) Materia received a copy of the Sublicense Agreement as provided above, (ii) the Sublicensee is not in breach of its obligations under such Sublicense Agreement as of the date of such termination, and (iii) the Sublicensee agrees to be bound by all the obligations of Renegade set forth herein.

2.3 Rights Sublicensed from Universities. In the event of the termination of a license agreement between a University and Materia under which Materia obtained certain rights in the Materia Patent Rights (“University Agreement”), the rights and obligations of Renegade under this Agreement derived from the rights granted Materia under such University Agreement shall remain in effect, and Materia shall undertake the obligations set forth in Section 8.3(vii) to ensure the same. Renegade will assume no obligations of Materia under the University Agreements other than Renegade’s obligations to Materia under this Agreement as modified in accordance with this Section 2.3. Notwithstanding the foregoing, Renegade acknowledges that certain of the University Agreements may condition the survival of sublicenses granted by Materia thereunder upon a sublicensee’s obligation to use commercially reasonable efforts to commercialize the Materia Technology licensed under such University Agreements. Further, Renegade acknowledges that a University shall not assume any obligations under this Agreement beyond the scope of its obligations to Materia under its respective University Agreement, and without limiting the foregoing, such University shall not assume any supply obligations of Materia under this Agreement.

2.4 No Implied License. Except for the license expressly set forth in this Article 2, Materia retains all right, title and interest in and to the Materia Technology.

2.5 Acknowledgement. Except for those rights expressly granted herein, Renegade acknowledges and agrees that it has no other rights under the Materia Technology.

ARTICLE III

LICENSE FEES

3.1 Technology Access Fee. In consideration for the technology access rights provided to Renegade hereunder, within [**] days of the Effective Date, Renegade shall pay Materia the sum of [**] dollars ($[**] USD) (the “Technology Access Fee”) Failure to pay the Technology Access Fee within such [**] day period will result in the immediate termination of the Agreement. In addition, Renegade shall pay $50,000 to Materia on each anniversary of the Effective Date of the Agreement (“Renewal Fee”). Such payments shall be non-refundable.

3.2 Milestone Payments. Renegade shall make the following payments to Materia in respect of each Product that achieves a Milestone set forth below; provided, that no Milestone shall be owing for any Product as to which there is no Valid Claim in the applicable country covering the use, manufacture, sale or importation of such Product at the time of achieving such Milestone. If one or more Products having the same active pharmaceutical ingredient are substituted by

Renegade for another Product for the same indication in the Field, then the milestone payments shall be made only for the first Product to achieve such milestones.

Milestone	Payment
Acceptance of IND/CTx by Regulatory Authority	$50,000
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
First time annual sales of a Product reach $[**]	[**]
First time annual sales of a Product reach $[**]	[**]

3.3 Royalties. Renegade shall make royalty payments to Materia on the Net Sales of Products by Renegade and its Sublicensees for each calendar year until the expiration of the last-to-expire patent containing a Valid Claim covering the use, manufacture, sale or importation of such Product on a country-by-country basis. Additionally, in the event that (a) a Product sold by Renegade or its Sublicensees is not covered at the time of sale by a Valid Claim in the country in which it is sold, (b) there is a pending published patent application comprising the Materia Patent Rights that contains a patent claim covering the use, manufacture, sale or importation of such Product in that country (“Published Claim”), and (c) that Published Claim subsequently issues and becomes a Valid Claim (“Secondary Valid Claim”, and the issued Secondary Valid Claim is “substantially identical” to the Published Claim at the time of publication (as provided in U.S.C. 35 Section 154(d)), then Renegade and its Sublicensees shall, on a country-by-country basis, make (a) retroactive royalty payments on the Net Sales of Products covered by such Secondary Valid Claims in that country, and (b) retroactive Milestone payments (as provided in Section 3.2) for Products covered by such Secondary Valid Claims, in each case as to those Net Sales and Milestones for such Product that were achieved on or after the first publication date of the Secondary Valid Claim, and to the solely to the extent such royalty payments or Milestone payments were not previously paid with respect to such Products. The percentage royalty rate will be calculated based on the total Net Sales by Renegade and its Sublicensees made in each calendar year. The royalty rate applied shall be in accordance with the following schedule.

Annual Net Sales Volume in Territory Per Product	Rate
Up to $[**]	[**]
Greater than $[**] to $[**]	[**]
Greater than $[**] to $[**]	[**]
Greater than $[**]	[**]

3.4 Anti-stacking. Renegade shall be responsible for the payment of any additional payments payable to Third Parties; provided however, that Renegade shall be entitled to credit against the royalties otherwise due to Materia up to [**]% of the royalties paid by Renegade under agreements entered into with Third Parties owning or controlling patent rights, which but for such agreements would be infringed by the import, use, sale, or offer to sell Products in the Territory. In no event shall the cost of such additional Third-Party patent licenses result in royalties to

Materia being reduced by more than [**]% as a maximum deduction, i.e. the minimum royalty rates payable shall be as shown in the following schedule.

Annual Net Sales Volume in Territory Per Product	Rate
Up to $[**]	[**]
Greater than $[**] to $[**]	[**]
Greater than $[**] to $[**]	[**]
Greater than $[**]	[**]

3.5 United States Dollars. All payments due hereunder will be considered to have been made in Pasadena, California, and will be made in United States Dollars. Renegade will make all such payments according to the payment instructions specified in Article 3.6. No deductions will be made from the amounts due hereunder due to currency conversion fees. For purposes of determining the amount of royalties due from Renegade, the amount of Net Sales in any foreign currency shall be computed by converting such amount into United States Dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal on the last business day of the calendar quarter to which a royalty payment relates.

3.6 Payment Instructions. Payment hereunder shall be made to Materia, Inc. in immediately available funds delivered by wire transfer to Materia’s account, ABA No. [**], Account No. [**] at [**], USA (customer service telephone number [**]. Payments for Catalysts shall be due [**] days after receipt of invoice.

3.7 Payment Dates and Reports. The royalty payments shall be paid by Renegade and Sublicensees on Net Sales within [**] days after the end of each calendar year in which such Net Sales are made and royalties are owed hereunder. Such payments shall be accompanied by a report showing, for each country in which Products are sold, (i) the number of Products sold by Renegade and/or its Sublicesensees, (ii) the gross price charged by Renegade and/or it Sublicensees, (iii) the calculation of Net Sales of each Product sold by Renegade and/or its Sublicensees, including a listing of applicable deductions, (iv) the applicable royalty rate for such Product and (v) a calculation of the total royalty payment due for such calendar year. At Materia’s request, Renegade shall provide to Materia an officer’s certificate certifying that such reports are true and accurate.

3.8 Withholding Taxes. Any tax which Renegade is required to pay or withhold with respect to royalty payments to be made to Materia under this Agreement shall be deducted from the amount otherwise due; provided, that, in regard to any such deduction, Renegade shall give Materia such assistance as may reasonably be necessary to enable or assist Materia to claim exemption therefrom or a reduction thereof and shall upon request provide documentation from time to time as to confirm the payment of the tax.

3.9 Records. Renegade and its Sublicensees shall keep for [**] years from the date of each payment of royalties complete and accurate records of sales by Renegade and its Sublicensees of each Product, in sufficient detail to allow the accruing royalties to be determined accurately. Materia shall have the right for a period of [**] years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Renegade (and any Sublicensee that will be audited) to inspect the relevant records of Renegade and its Sublicensees to verify such report or statement. Prior to any such review, the accountant shall execute a confidentiality agreement reasonably acceptable to Renegade and any Sublicensee that will be audited. Renegade and its Sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Materia, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than [**] nor more than [**] with respect to sales of any Product in any given period. The accountant shall agree to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, and shall only reveal to Materia the amount of any underpayment or overpayment of royalties. The results of each inspection, if any, shall be binding on both parties. Materia shall pay for such inspections, except that in the event there is any underpayment of royalties by Renegade for the period audited shown by such inspection of more than [**] percent ([**]%) of the amount paid, Renegade shall pay for such inspection. Materia shall only be entitled to audit a particular royalty period [**].

3.10 Overdue Royalties. Royalties not paid within the time period set forth in Section 3.7 shall bear interest at a rate of [**] percent ([**]%) per month from the due date until paid in full. In the event that Materia disputes the amount of royalties payable for any calendar year, Materia shall provide written notice of such dispute to Renegade and within [**] days after receipt of such notice, the parties shall submit the dispute for resolution pursuant to Section 10.16. Failure to pay any accrued royalties and interest within [**] days after a resolution in favor of Materia shall constitute a breach of this Agreement.

ARTICLE IV

CATALYST SUPPLY; TECHNICAL SUPPORT AND QUALITY CONTROL

4.1 Catalyst Supply. During the License Term, Materia shall supply Renegade with Catalysts at the prices set forth in Exhibit B. Renegade shall purchase all of its Catalyst requirements from Materia, unless Materia is unable or unwilling to deliver such Catalysts to Renegade as follows: (a) for Orders of [**] or less: the entire Order by [**] days after the required delivery date and (b) for Orders of more than [**] but not more than [**]: at least [**] of the Order by [**] days after the required delivery date and the remaining portion of the Order by [**] days after the original delivery date. Each such occurrence shall be deemed an “Interruption of Supply”. In the event of an Interruption of Supply, Renegade shall be free to procure such Catalysts from Third Parties until such time as Materia can reasonably demonstrate that it has solved the cause of such Interruption of Supply and so notifies Renegade in writing. Shipping terms are FCA (Incoterms 2000) Renegade’s designated carrier at Materia’s plant. The prices set forth in Exhibit B are subject to change [**] or as otherwise required due to unexpected changes in Materia’s raw material or other costs. Notwithstanding the foregoing, Materia agrees to provide Catalysts under this Section 4.1 at prices no higher than its standard prices, and on its then-standard terms and conditions.

4.2 Forecast and Lead Times. On a quarterly basis, Renegade shall provide Materia with non-binding rolling [**] month forecasts of the quantities of Catalysts Renegade reasonably and in good faith believes it will require during such period. With respect to the Catalysts listed on Exhibit B (the “Listed Catalysts”), Renegade shall provide Materia with purchase orders of the quantities of Listed Catalysts Renegade desires to purchase (the “Order”). Each Order shall be placed in advance of the required delivery date (the “Lead Time”) for specified as follows, and shall be binding upon Renegade and Materia upon Materia’s acknowledgement of such Order:

[**]	[**] Days
[**]	[**] Days
[**]	[**] Days.

Lead Times for Catalysts not listed on Exhibit B shall be determined on a case-by-case basis. In the event of a conflict between the terms of any Order and the terms of this Agreement, the terms of this Agreement shall control.

4.3 Commercial Supply Agreement. In the event that Renegade desires (or notifies Materia that any Sublicensee desires) to enter into a commercial supply agreement for any Catalysts for the manufacture of Products for clinical development or commercial sale purposes, Materia shall negotiate in good faith the terms and conditions of a separate supply agreement with such party for the supply of Catalysts on commercially reasonable terms (“Commercial Supply Agreement”). Such terms shall include lead times, forecasts, pricing and price increases, most favored customer pricing (as set forth below), priority of allocation (as set forth below), and the ability to make or have made Catalysts (as set forth below):

(a) Most Favored Customer Pricing. In the event that Materia supplies Catalysts to any Third Party, for use in the Field, at prices lower than those offered for such Catalysts to Renegade under the Commercial Supply Agreement for comparable purchase volumes, during comparable time periods and at comparable specifications, Materia will promptly notify Renegade in writing of such lower pricing, and the Commercial Supply Agreement shall be deemed to be amended effective immediately as of the date of such lower Catalyst pricing, and Materia shall adjust all prices to such lower prices for all future Renegade orders and all outstanding orders not yet shipped. At Renegade’s request, Materia shall provide to Renegade an officer’s certificate certifying its compliance with the foregoing.

(b) Priority of Allocation. Materia agrees to give Renegade priority in allocation in the event of any Catalyst scarcity in the proportion of the Catalyst quantities ordered in Renegade’s purchase orders for scarce Catalysts to the total quantities ordered in all of Materia’s customers’ purchase orders for such Catalysts as of the date of Renegade’s purchase order.

(c) Catalyst Supply. In the event Materia is unable or unwilling to meet the volume or lead times for Catalysts set forth in the Commercial Supply Agreement, Materia shall grant to Renegade a license under the Materia Patent Rights to make and have made such Catalysts solely for the purpose of Renegade’s and its Sublicensees’ exercise of the license rights under Section 2.1, provided that Renegade and its Sublicensees shall not have the right to sell such Catalysts to Third Parties (other than Renegade’s provision of such Catalysts to its Sublicensees solely for their exercise of their sublicense rights under Section 2.2) (“Catalyst Supply License”). The Catalyst Supply License shall be granted upon the execution of the Commercial Supply Agreement, but shall not be exercisable until and unless Materia is unable or unwilling to meet the volume or lead times for Catalysts set forth in the Commercial Supply Agreement. Such Catalyst

Supply License shall be in effect only until such time as Materia can reasonably demonstrate its ability to deliver such Catalysts to Renegade on the volume and lead times set forth in the Commercial Supply Agreement and so notifies Renegade in writing.

4.4 Acknowledgement. Renegade acknowledges and agrees that Catalysts offered hereunder may be developmental in nature, may not be listed on the EPA’s TSCA inventory, and may comprise materials whose chemical, physical, and toxicological properties have not been fully determined.

4.5 Technical Support. During the term of this Agreement, Materia shall (a) provide Renegade with reasonable amounts of telephone or e-mail technical support by Materia personnel regarding the Materia Technology, (b) invite Renegade to attend, at its own expense, but free of charge, an annual Materia Technology update meeting at Materia’s offices, and (c) send a Materia technical representative to each Renegade site for [**] to present technology updates and/or otherwise provide technical support.

ARTICLE V

INTELLECTUAL PROPERTY

5.1 Patent Prosecution. Materia retains all rights to control the preparation, filing, prosecution and maintenance (including conducting interferences, re-examinations, reissues, oppositions and requests for patent term extensions) with respect to the Materia Patent Rights, in the United States and such other countries where Materia deems patent protection would be beneficial or appropriate at its sole expense. Nothing contained in this Agreement, however, shall be construed as an obligation upon Materia to prepare, file, prosecute, or maintain any patent, patent application, or any other intellectual property right.

5.2 Enforcement. Materia and Renegade each agree to notify the other of any material infringement of the Materia Patent Rights in the Field that infringe the rights granted to Renegade in Section 2.1 (“Renegade Product Rights”) of which it becomes aware (provided that neither party shall have any affirmative duty to undertake any investigation to learn of any infringement), and shall confer to discuss in good faith an appropriate course of action to enforce the Renegade Product Rights. Materia shall have the sole right (but not the obligation) to enforce the Renegade Product Rights, or to defend any declaratory judgment action with respect thereto, at its expense, and any recovery by Materia received as a result of any such claim, suit or proceeding shall be retained by Materia; provided, however, that if Materia does bring such action, Renegade at its option may elect to join in any such action at Renegade’s expense, and the parties shall agree on a reasonable allocation of any damages recovered pursuant to such action to reflect any lost sales or other injury to Renegade arising from the infringement of the Renegade Product Rights. Materia agrees that if it grants any license to an alleged infringer of the Renegade Product Rights (a “Settlement License”) on financial terms that, in their totality, are more favorable than those set forth in Article III of this Agreement, then Materia shall promptly notify Renegade of such financial terms. Upon written notice from Renegade, this Agreement shall be deemed amended by substituting the same financial terms set forth in the Settlement License for those set forth in Article III of this Agreement. For purposes of clarity, any cross-license in which Materia obtains, and sublicenses to Renegade, a royalty-free license under all of an alleged infringer’s patents to make, use, sell, offer for sale and import Products shall not be a Settlement License. Nothing contained in this Agreement shall be construed as an obligation upon Materia to institute any suit or action or to defend any suit or action regarding infringement or validity of the Materia Patent Rights or any other intellectual property right.

5.3 Renegade Inventions. Renegade retains full ownership of the Renegade Patent Rights. At Renegade’s sole cost and discretion, Renegade may file patent applications and obtain patents comprising the Renegade Patent Rights in the United States or any country throughout the world in which it deems appropriate to protect its inventions, except that such Renegade Patent Rights shall be subject to the following terms.

(a) Field Inventions. Renegade retains full ownership of the Field Inventions.

(b) Technology Inventions. Subject to the license granted to Materia in this Section 5.3(b), Renegade retains full ownership of the Technology Inventions. In consideration of the rights granted herein and subject to the terms and conditions of this Agreement, Renegade hereby grants to Materia, and Materia hereby accepts, an irrevocable (except in the event of a termination of this Agreement by Renegade for a breach by Materia), worldwide, fully paid-up, royalty-free, sub-licensable, non-exclusive license under the Renegade Patent Rights to make, have made, sell, offer to sell, export, import, and use any and all Technology Inventions for any uses outside of the Field. Nothing in this Agreement shall constitute any obligation on Renegade to make any disclosure of Technology Inventions to Materia or any Materia sublicensee. Notwithstanding the foregoing, in the event that Renegade elects to file a patent application on a Technology Invention, Renegade shall provide Materia with notice of such filing within [**] days after the publication date of such filing.

(c) Patent Prosecution. Renegade retains all rights to control the preparation, filing, prosecution and maintenance (including conducting interferences, re-examinations, reissues, oppositions and requests for patent term extensions) with respect to the Renegade Patent Rights, in the United States and such other countries where Renegade deems patent protection would be beneficial or appropriate at its sole expense. Nothing contained in this Agreement, however, shall be construed as an obligation upon Renegade to prepare, file, prosecute, or maintain any patent, patent application, or any other intellectual property right.

(d) Enforcement. Renegade shall have the right (but not the obligation) to enforce the Renegade Patent Rights, or to defend any declaratory judgment action with respect thereto, at its expense. Any recovery by Renegade received as a result of any such claim, suit or proceeding shall be retained by Renegade. Nothing contained in this Agreement shall be construed as an obligation upon Renegade to institute any suit or action or to defend any suit or action regarding infringement or validity of the Renegade Patent Rights or any other intellectual property right.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidential Information. The parties acknowledge that it may be necessary for one party to disclose to the other party certain confidential or proprietary information in connection with the performance of this Agreement (the “Confidential Information”). Such

Confidential Information includes: (i) the technical information of a party (including any information relating to product plans, designs, product names, research, development, Know-How, and other information of a proprietary or confidential nature) which is disclosed hereunder and designated by the disclosing party as “confidential” or “proprietary” or which, if disclosed orally, is identified as confidential at the time of the disclosure and confirmed in a writing delivered to the receiving party within [**] days of the date of disclosure; and (ii) the terms and conditions of this Agreement.

6.2 Exclusions. Confidential Information shall not include information that: (i) is now in the public domain or which becomes generally available to the public through no fault of, or facilitating action by, the receiving party; (ii) is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; (iii) is disclosed on a non-confidential basis from a Third Party having the right to make such a disclosure; or (iv) is independently developed by the receiving party without the use of or reference to the disclosing party’s Confidential Information, as can be demonstrated by documentary evidence.

6.3 Confidentiality Obligations. Each party agrees to take all measures reasonably required in order to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures used to maintain the confidentiality of its own information of equal importance from the date of disclosure until [**] years after the termination or expiration of this Agreement. It is understood and agreed that a receiving party may only use Confidential Information received from a disclosing party solely as permitted under this Agreement, or otherwise as mutually agreed upon by the parties in writing. The receiving party will not disclose the Confidential Information of the disclosing party to any Third Party, except that the receiving party may disclose the Confidential Information of the disclosing party to its employees, consultants, existing and prospective Sublicensees and agents who have a need-to-know to use the Confidential Information as permitted under this Agreement and who have entered into a written agreement with the receiving party containing provisions at least as protective of the disclosing party’s Confidential Information as those set forth herein.

6.4 Permitted Disclosures. Notwithstanding the foregoing, Confidential Information may be disclosed under the following circumstances:

(a) The parties may disclose Confidential Information of the other party in the course of complying with applicable governmental regulations or submitting information to tax or other governmental authorities, provided that if a party is required to make any such disclosure of the other party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other party of such disclosure in order to allow the other party an opportunity to secure confidential treatment of its Confidential Information prior to its disclosure;

(b) Each party may disclose the existence of this Agreement, a summary of the rights granted hereunder and certain terms and conditions of the Agreement as follows:

(i) any reasonably relevant portions of the Agreement may be disclosed to actual Sublicensees as well as to actual and potential investors attorneys, financial advisors, accountants, employees, and contractors who are bound by written agreements with the receiving party containing provisions at least as protective of the disclosing party’s Confidential Information as those set forth herein;

(ii) the royalty rates set forth in the Agreement and any reasonably relevant non-economic portions of the Agreement may be disclosed to potential Sublicensees who are bound by written agreements with the receiving party containing provisions at least as protective of the disclosing party’s Confidential Information as those set forth herein.

(c) Either party may disclose the terms and conditions of this Agreement to the Universities.

6.5 Injunctive Relief. The receiving party acknowledges that the disclosure of the disclosing party’s Confidential Information may cause substantial and irreparable harm to the disclosing party that cannot be remedied by the payment of damages alone. Accordingly, the parties agree that a disclosing party may be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any material breach of this Article VI.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. The Agreement shall remain in effect until the expiration of Renegade’s obligation to pay royalties in the Territory (the “License Term”), unless earlier terminated under Article 7.2 of this Agreement. Upon any expiration of this Agreement, Renegade’s license under Materia Know-how shall become irrevocable, perpetual and royalty-free.

7.2 Termination for Cause. Except for any failure to pay the Technology Access Fee as set forth in Section 3.1, if either party breaches any material provision of this Agreement, the other party may give written notice to the breaching party. If the default is not cured within [**] days of the date of such notice, the non-defaulting party shall have the right to terminate this Agreement, unless on or before such date the party in default is diligently undertaking substantive and progressive efforts to cure such breach and such breach is in fact cured as soon as reasonably possible, but no later than [**] days after the expiration of such [**] day period. In the event that either party should dispute in good faith the existence of an alleged material breach under this Section 7.2, such dispute shall be resolved pursuant to Section 10.16, provided that, such dispute resolution process must be initiated within the initial [**] day cure period, and further provided that, in the event of such disputed material breach, the initial [**] day cure period shall be tolled and thereafter shall not commence until the existence of such material breach is finally determined in accordance with Section 10.16. Additionally and subject to the foregoing, in the event that Materia materially breaches the Agreement and fails to cure such default within the cure period (a “Materia Breach”), (a) Renegade shall be entitled to terminate the Catalyst Supply portion of this Agreement (Sections 4.1), (b) Materia hereby grants to Renegade a royalty-bearing license (which royalties shall be limited to the pass-through royalties that Materia would owe under the applicable University Agreements from Renegade’s exercise of its rights herein) under the Materia Patent Rights, exercisable only in the event of such Materia Breach, to make and have made any Catalysts solely for the purpose of Renegade’s and its Sublicensees’ exercise of the license rights under Section 2.1, provided that Renegade and its Sublicensees shall not have the right to sell such Catalysts to Third Parties (other than Renegade’s provision of such Catalysts to its Sublicensees solely for their exercise of their sublicense rights under Section 2.2), and (c) Renegade’s license grant under Section 2.1 shall continue, provided that, Renegade continues to pay the annual Renewal Fee. Failure to pay such Renewal Fee shall be a material breach by Renegade and Materia may terminate the license pursuant to this Article 7.2.

7.3 Termination by Renegade for Convenience. Renegade may terminate this Agreement at any time, with or without cause, upon at least sixty (60) days’ prior written notice to Materia.

7.4 Effect of Breach or Termination. Upon any termination of this Agreement by Materia pursuant to Section 7.2, all licenses and sublicenses granted by Materia to Renegade hereunder shall immediately terminate. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to such party or which is attributable to a period prior to such termination, nor shall it preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

7.5 Survival. All indemnification obligations set forth in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof shall survive such termination and continue thereafter in full force and effect, subject to applicable statute of limitations. Upon any termination, Sections 2.2, 2.4, 2.5, 3.9, Article V, Article VI, Sections 7.2, 7.4, 7.5, Article IX, and Article X shall survive such termination.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Representations by Materia. Materia represents and warrants to Renegade that Materia has the right and authority to enter into this Agreement and to perform its other obligations herein. Materia hereby represents, warrants and covenants that, (i) as of the Effective Date, Materia has the right to grant the licenses granted to Renegade hereunder; (ii) as of the Effective Date, Materia has not granted, and shall not during the term of this Agreement grant, any right, license, covenant, consent or privilege to any Third Party or Affiliate with respect to the Materia Technology or otherwise undertake any action which would conflict in any respect with the rights granted to Renegade set forth in this Agreement; (iii) except as indicated in Exhibit A, no Third Party has made any claim or allegation to Materia, and Materia is not aware of any claim by a Third Party or Affiliate, that such Third Party or Affiliate has any right or interest in or to the Materia Technology or that any of the Materia Patent Rights are invalid or unenforceable; and (iv) except as indicated in Exhibit A, to the best of its knowledge the Materia Patent Rights are valid and enforceable, and have not been misused.

8.2 Representations by Renegade. Renegade represents and warrants to Materia that (i) Renegade has the right and authority to enter into this Agreement and to perform its other obligations herein and (ii) during the License Term Renegade shall not disassemble, decompile, reengineer, reverse engineer, translate or otherwise attempt to replicate any Catalyst compositions covered by any Valid Claim.

8.3 Representations regarding University Agreements. Materia represents and warrants that:

(i) none of the University Agreements has, as of the Effective Date, been terminated by either Materia or the respective University;

(ii) Materia has not, as of the Effective Date, received nor given notice of termination for breach of a University Agreement;

(iii) Materia is not currently in default or breach of any University Agreement;

(iv) Materia will use commercially reasonable efforts to maintain the University Agreements and the exclusive and nonexclusive licenses granted to Materia therein in full force and effect, which shall include, without limitation, (a) complying with its obligations to pay the royalties and other amounts owed each University pursuant to a University Agreement, and complying with all due diligence and commercialization obligations and milestones set forth in the University Agreements, (b) refraining from entering into any modification of or amendment to any University Agreement that would adversely affect the rights under the Materia Patent Rights granted Renegade hereunder, (c) not knowingly taking any action or making any omission which will cause a University to have the right to terminate a University Agreement pursuant to its terms, and (d) taking no action to terminate any University Agreement;

(v) Materia will notify Renegade in the event it becomes aware of any claim by a University Materia has breached a University Agreement, or that a University desires to terminate a University Agreement;

(vi) Materia has the right under the University Agreements to grant to Renegade the rights and licenses granted herein; and

(vii) should any University Agreement be terminated or rendered non-exclusive by a University, Materia shall take all steps necessary to preserve Renegade’s sublicense rights under that University Agreement (including executing any required assignments or other documents).

8.4 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, MATERIA EXPRESSLY DISCLAIMS ANY WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE MATERIA TECHNOLOGY OR THE MATERIA CONFIDENTIAL INFORMATION AND OTHER MATTERS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF TECHNOLOGY, PATENTED OR UNPATENTED, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATERIA DOES NOT WARRANT OR GUARANTEE THE OUTCOME OF ANY RESEARCH ACTIVITY OF RENEGADE BASED ON THE MATERIA TECHNOLOGY, AND MATERIA SHALL HAVE NO OBLIGATION TO PROVIDE ANY SUPPORT OR TECHNICAL ASSISTANCE UNDER THIS AGREEMENT

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. ALL MATERIA TECHNOLOGY IS LICENSED HEREUNDER ON AN “AS IS” BASIS AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, MATERIA WILL HAVE NO LIABILITY FOR ANY LOSS OR DAMAGE RELATING TO OR RESULTING FROM THE MANUFACTURE, USE, SALE OR IMPORTATION OF ANY PRODUCTS BY OR ON BEHALF OF RENEGADE OR ANY SUBLICENSEE.

ARTICLE IX

DAMAGES, INDEMNIFICATION, AND LIMITATION OF LIABILITY

9.1 Responsibilities of Renegade. Renegade assumes all responsibility for, and hereby agrees to use its reasonable efforts to ensure, the safe use of the Catalysts and the Materia Technology by its employees, agents, contractors, and subcontractors including, but not limited to, compliance and/or qualification with respect to all safety laws, regulations, and agency approvals and compliance with all safety instructions provided by Materia. Renegade acknowledges that its research is experimental in nature and that Materia cannot know or anticipate Renegade’s intended uses of the Materia Technology and that Renegade’s use or misuse of the Materia Technology could result in property damage and/or bodily injury, including death.

9.2 Indemnity.

(a) Of Materia by Renegade. Renegade shall defend, indemnify and hold harmless the Universities, their officers, employees and agents and Materia and Materia’s directors, officers, employees, and Affiliates (and such Affiliates’ directors, officers, and employees) from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) claimed by a Third Party arising from a product liability, bodily-injury, or property damage claim, or any other action or cause of action by any Third Party arising from (i) Renegade’s research activities utilizing Materia Technology, or (ii) Renegade’s (or its Affiliates’ or Sublicensees”) activities related to making, using or selling Products, or otherwise practicing its Field Inventions or Technology Inventions, including, but not limited to, claims of infringement or inducement of infringement by a Third Party (but not including claims of infringement or inducement of infringement by a Third Party relating to a patent, trade secret, copyright or trademark expressly licensed herein), or (iii) Renegades’ breach of any of its representations and warranties under Article VIII of this Agreement, in each case except to the extent caused by the gross negligence or willful misconduct of Materia, or Materia’s breach of this Agreement.

(b) Of Renegade by Materia. Materia shall defend, indemnify and hold harmless Renegade and its Sublicensees, and their respective directors, officers, employees, and Affiliates (and such Affiliates’ owners, directors, officers, and employees) from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) claimed by a Third Party arising from (i) Materia’s breach of any of its representations and warranties under Article VIII of this Agreement, or (ii) Materia’s activities related to making, using or selling products, or otherwise practicing Technology Inventions, including, but not limited to, claims of infringement or inducement of infringement by a Third Party, in each case except to the extent caused by the gross negligence or willful misconduct of Renegade, or Renegade’s breach of this Agreement.

9.3 Procedure. Each party’s indemnification obligations shall be subject to the following: A party (the “Indemnitee”) that intends to claim indemnification under this Article IX will (a) promptly notify the other party (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim indemnification (each, a “Claim”), and (b) the Indemnitor will have the sole right to participate in, assume the defense thereof and settle any such Claim, and (c) the Indemnitee, its employees and agents will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification and provide full information with respect thereto. An Indemnitee will have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual conflict of interests between the Indemnitee and any other party represented by the counsel in the proceeding, as mutually agreed upon by the parties in their reasonable discretion. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any the action, if prejudicial to its ability to defend the action, will relieve the Indemnitor of any liability to the Indemnitee under this Article IX to the extent Indemnitor is prejudiced thereby.

9.4 LIMITATION ON LIABILITY. EXCEPT FOR THE PARTIES INDEMNITY OBLIGATIONS SET FORTH HEREIN, AND EXCEPT FOR A BREACH OF ARTICLE VI, IN NO EVENT WILL THE UNIVERSITIES OR EITHER PARTY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR OTHER REPRESENTATIVES BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF GOODWILL, OR OTHERWISE, ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY IS EXPRESSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY LAW, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.5 Insurance. Prior to such time as Renegade begins human clinical trials of Products, Renegade shall at its sole expense, procure and maintain policies of comprehensive general liability insurance (or have a program of self-insurance) in amounts not less than $[**] per incident and $[**] in annual aggregate. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Renegade’s indemnification of those indemnified under Section 9.2. In the event the aforesaid product liability coverage does not provide for occurrence liability, Renegade shall maintain such comprehensive general liability insurance for a reasonable period of not less than [**] years after it has ceased commercial distribution or use of any Product. In the event that Renegade ceases to have a program of self-insurance, Renegade shall procure and maintain policies of comprehensive general liability insurance as set forth above and provide documentation of such change in coverage to Materia within fifteen days after such change. Thereafter, Renegade shall provide Materia with at least [**] days advance notice of any cancellation or material adverse change in policies of comprehensive general liability insurance provided for above. If Renegade does not obtain replacement insurance providing comparable coverage within [**] days of such cancellation, non-renewal or material adverse change, then Renegade shall be deemed to be in breach of a material provision of this Agreement under Section 7.2, unless Renegade at such time has reinstated a program of self-insurance.

ARTICLE X

GENERAL PROVISIONS

10.1 Entire Agreement. This Agreement, together with all the schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

10.2 Governing Law. This Agreement will be deemed to have been entered into and governed by and construed in accordance with the laws of the United States and the State of California, without reference to principles of conflicts of law.

10.3 Jurisdiction. Any action or proceeding brought by any party against another party arising out of or related to this Agreement will be brought in a state or federal court of competent jurisdiction located in Los Angeles, California and each party hereby irrevocably consents to the jurisdiction and venue of these courts.

10.4 Waiver, Discharge, etc. This Agreement may not be changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of or right under this Agreement shall be held to be a waiver of any other or subsequent breach or exercise of such right.

10.5 Execution in Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and which shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

10.6 Titles and Headings. The titles and headings to the Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.7 Benefit. Except as expressly stated nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.8 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given when: (a) delivered personally; (b) sent by confirmed telex or facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a commercial overnight carrier specifying next day delivery, with written verification of receipt. All communications will be sent to the respective addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Article 10.8.

If to Renegade:	Renegade Therapeutics, Inc.
One Broadway, 14th Floor
Cambridge, MA 02142
Attn: Chief Executive Officer
FAX: [**]

If to Materia:	Materia, Inc.
60 North San Gabriel Boulevard
Pasadena, California 91107
Attn: President
FAX: [**]

with a copy to:	Nixon Peabody LLP
Gas Company Tower
555 West Fifth Street, 46th Floor
Los Angeles, CA 90013
Attn: Richard M. Jones, Esq.
FAX: [**]

10.9 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended

10.10 Publicity. Neither party will use the name of the other party in any public statements or advertising involving the subject matter of this Agreement without the prior written approval of the other party.

10.11 Assignment. The Agreement may not be assigned without the prior written consent of the other party, but no consent will be required for any assignment to an Affiliate, or in connection with any merger, acquisition, reorganization or transfer of all or substantially all of the stock, assets or business of a party to which the Agreement relates.

10.12 Relationship of the Parties. Each party is an independent contractor with respect to the other, and is not an agent, partner, joint venture, or employer of the other. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

10.13 Construction. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the license transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared this Agreement or the relative bargaining powers of the parties. Materia and Renegade were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

10.14 No Third Party Beneficiaries. Except as set forth in Article IX, no Third Party including any employee of any party to this Agreement, shall be a Third Party beneficiary of this Agreement or have or acquire any rights by reason of this Agreement.

10.15 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

10.16 Dispute Resolution. (a) Any controversy, claim or dispute (a “Dispute”) arising out of or in connection with, or relating to, this Agreement, its validity, interpretation, performance, or termination shall be submitted to and finally settled by arbitration by a panel of three (3) arbitrators conducted in accordance with the Arbitration Rules of the American Arbitration Association in effect at the time of arbitration except as modified by mutual agreement of the parties. Each party shall designate one arbitrator; the third arbitrator shall be designated by the two arbitrators designated by the parties. Any such arbitration shall take place in Chicago, Illinois. Such arbitration shall be conducted in the English language. Except as required by law, the subject matter, proceedings, evidence, and award in any arbitration shall be treated as Confidential Information of each party subject to the provisions of Article 6.

(b) For purposes only of enforcing the agreement to arbitrate set forth in this Section, enforcing any arbitration award, or obtaining interim relief necessary to protect the parties pending arbitration, each party shall have the right to seek injunctive relief in any state or federal court having jurisdiction.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, to be effective on the Effective Date given above.

RENEGADE THERAPEUTICS, INC.		MATERIA, INC.

By:	/s/ Joseph A. Yanchik III	By:	/s/ Mark S. Trimmer
Name:	Joseph A. Yanchik III	Name:	Mark S. Trimmer
Title:	President	Title:	Executive VP

Date: 12/22/2006		Date:	12/22/2006

EXHIBIT A

MATERIA PATENT RIGHTS

(LAST UPDATED SEPTEMBER 30, 2006)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**].

Materia Patents and Patent Applications:

[**]

A-1

Exhibit B

CATALYST PRICING

(EFFECTIVE THROUGH 12/31/2007)

Catalyst	Order Quantity	Price/g (USD)

[**]

Other Catalysts can be purchased from Materia at a cost of $[**] (minimum [**] purchase quantity of each Catalyst).

B-1

EXHIBIT C

UNIVERSITY AGREEMENTS SPECIFIED IN SECTION 2.3

C-1

CALTECH - MATERIA LICENSE AGREEMENT

THIS AGREEMENT is effective as of the      day of             , 2001 (the “Effective Date”), between CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, California 91125 (“Caltech”) and Materia, Inc., having a principal place of business at 2531 Nina Street, Pasadena, CA 91107 (“Licensee”).

WHEREAS, Caltech has been engaged in basic research in the field of olefin metathesis chemistry catalyzed by well-defined metal complexes; and

WHEREAS, this Caltech research led to the United States patents, patent applications and other inventions listed in Exhibit A, in addition to patents that were donated to Caltech and are also listed in Exhibit A, all of which are owned by Caltech; and

WHEREAS, Caltech has granted certain rights to third parties designated in Exhibit A and described in Exhibit B; and

WHEREAS, Caltech has granted Licensee four Option Agreements ([**], which are appended as Exhibit C) effective April 7, 2000 to acquire a license to Inventions, Licensed Patents and Technology; and

WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to the Licensed Patent Rights (as listed in Exhibit A and defined in Paragraph 1.5) and Improvements thereof in the Field (as defined in Paragraphs 1.2 and 1.11) and a nonexclusive license to the Technology (as defined in Paragraph 1.7).

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Licensed Product” means any product, device, service or system in the Field which is covered by, or is made by a process covered by, any Valid Claim of any Licensed Patent Rights or a patent claiming an Improvement, or which utilizes the Technology in material part.

1.2 “Field” means all fields of use; including but not limited to, olefin metathesis technology, including compositions of matter and methods of preparation of olefin metathesis catalyst complexes and their use to effect a wide variety of olefin metathesis chemistries including, but not limited to, ring-opening metathesis polymerization (ROMP), ring-closing metathesis (RCM), metathesis depolymerization, cross-metathesis, acyclic diene metathesis polymerization (ADMET), and metathesis coupling, all of which are useful for the preparation of chemical and material products including, but not limited to, resins, polymers, functional polymers, telechelic polymers, segmented polymers, block copolymers, substituted polymers, and oligomers, adhesives, pheromone chemicals, pharmaceutical intermediates, flavor and fragrance chemicals, fine chemicals, specialty intermediates, performance chemicals, etc.; except as reserved by Caltech and limited by third party licenses granted to U. S. Government, [**]. Limitations to the Grant and Field of this License Agreement are delineated by a listing of the grant, field and term of third party licenses in Exhibit B.

1.3 “Deductible Expenses” means the following items of expense incurred in connection with sales of Licensed Products to the extent paid or allowed by Licensee or an Affiliate and included in accordance with generally accepted accounting principals (GAAP) in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise, value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted (including Medicaid and other government-mandated rebates); (v) agent fees or commissions; (vi) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, rebates or chargebacks; and (vii) uncollected accounts receivable attributable to sales of Licensed Products.

1.4 “Affiliate” means any corporation, limited liability company or other legal entity directly or indirectly controlled by Licensee or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty-one percent (51%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.5 “Licensed Patent Rights” means (a) rights under all domestic and foreign patents and patent applications listed in Exhibit A attached hereto, and all patents and patent applications that describe and claim inventions set forth in the invention disclosures listed in Exhibit A; any patents which issue on the applications listed in Exhibit A or any applications that claim inventions set forth in the invention disclosures set forth on Exhibit A; all reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of the foregoing patents and patent applications; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents or patent applications and invention disclosures listed in Exhibit A, and (b) all patent applications hereafter filed and owned by Caltech which claim an Improvement, together with any and all patents that issue therefrom, and all related divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

1.6 “Caltech Technology” means the Licensed Patent Rights, Improvements and the Technology.

1.7 “Technology” means all proprietary information, know-how, procedures, methods, prototypes, designs, technical data and reports owned by Caltech that are necessary or useful in the development of Licensed Products and which relate to the Licensed Products, but which are not the subject of the Licensed Patent Rights. Subject to the foregoing, inventions which (i) are the subject of applications for patents listed in Exhibit A or applications that claim Improvements, or applications which claim priority from such applications, and (ii) are not claimed in an issued patent included in the Licensed Patent Rights shall be considered to be Technology.

1.8 “Net Revenues” means the combined amount received by Licensee and Affiliates from the sale to unrelated third parties of Licensed Products, less Deductible Expenses.

1.9 “Valid Claim” means (a) an issued claim of an issued patent within the Licensed Patent Rights or a patent claiming an Improvement thereof, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the Licensed Patent Rights that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), and/or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent.

1.10 “Sublicensee” shall mean, with respect to a particular Licensed Product, a third party to whom Licensee has granted a license or sublicense under the Caltech Technology to develop, make, have made, use and sell such Licensed Product.

1.11 “Improvements” [**].

1.12 “Confidential Information” shall mean technical, business, or other information provided to one party by the other party under Article 10 of this Agreement, that is in written form and that is marked as Confidential Information.

ARTICLE 2

PATENT LICENSE GRANT

2.1 Caltech hereby grants to Licensee the following licenses:

(a) an exclusive, royalty-bearing license under Licensed Patent Rights, as listed in Exhibit A, and Improvements thereof, to research, develop, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products in the Field throughout the world; and

(b) a nonexclusive, royalty-bearing worldwide license to the Technology to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products in the Field throughout the world.

2.2 These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, and use Licensed Products for noncommercial educational and research purposes, but not for sale or other distribution to third parties; and (b) the rights of the U.S. Government under Title 35, United States Code, Section 200 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world. These licenses are not transferable by Licensee except as provided in Paragraph 16.4, but Licensee shall have the right to grant nonexclusive or exclusive sublicenses hereunder, provided that:

(a) Licensee shall include all its sublicensing income in Licensee’s reports to Caltech, as provided in Paragraph 9.2, and Licensee shall pay royalties thereon to Caltech pursuant to Paragraph 4.1; and

(b) Licensee shall furnish Caltech within [**] days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto; and

(c) Licensee may grant sublicenses of no greater scope than the license granted under Section 2.1; and

(d) Each sublicense granted by Licensee shall include provisions similar in all material respects to those of Articles 6, 12, 15, 16 and Section 2.2.

The license grants shall continue for the term of this Agreement as set forth in Article 12; provided, however, that if this Agreement expires pursuant to the first sentence of Paragraph 12.1, Licensee shall retain a nonexclusive, perpetual, royalty-free, worldwide license, with the right to sublicense, under the Caltech Technology, to research, develop, make, use, sell, offer for sale and import Licensed Product

2.4 Licensee shall have the right to acquire all additional rights from license grants by Caltech to any third party under Licensed Patent Rights, that either lapse, terminate, are reduced to non-exclusive, or that are further reduced in their grant, field or territory; and Licensee shall assume a share of patent costs, as well as other fees and royalties, on proportionate basis to such costs, fees and royalties paid by any third party under the additional rights granted to Licensee.

ARTICLE 3

FINANCING

Licensee hereby certifies that it has closed on a round of equity financing in the amount of XXXXXXXXXXXXXXXXXXXXXX on August 3, 2000, and is organized as a Delaware C Corporation.

ARTICLE 4

ROYALTIES

4.1 Licensee shall pay Caltech XXXXXXXXXXX of the royalties or other license revenues that Licensee receives from Sublicensees, other than to Affiliates, for the sale of Licensed Products in the Field or the conduct of services which are Licensed Products (as defined herein). Such royalties or other revenues specifically shall not include payments made by a Sublicensee (i) in consideration of equity or debt securities of Licensee; (ii) to support research or development activities to be undertaken by Licensee; (iii) upon the achievement by Licensee or Sublicensee of specified milestones or benchmarks relating to the development of Licensed Products; (iv) in connection with pilot studies; (v) with respect to performance based milestones;

(vi) in consideration for the license or sublicense of any intellectual property other than Caltech Technology; (vii) with respect to products other than Licensed Products, or (viii) as reimbursement for patent or other expenses.

4.2 In any country where the sale or use of Licensed Products is covered by a patent or patent application within the Licensed Patent Rights, if Licensed Products are sold by or for Licensee or Affiliate in the Field in such country, Licensee shall pay Caltech XXXXXXXXXXXXXX of Net Revenues from the sale of Licensed Products or for the conduct of services which are Licensed Products.

4.3 In any country where the sale or use of Licensed Products is not covered by a patent or patent application within the Licensed Patent Rights but the use or sale of such Licensed Product utilizes the Technology in material part, Licensed Products are sold by or for Licensee or Affiliate in the Field or used to provide services to third parties, Licensee shall pay Caltech XXX XXXXXXXXXXXXXX of Net Revenues from the sale of Licensed Products or for the conduct of such services for a period of XXXXXXXXXXX from the first commercial sale of a Licensed Product in such country.

4.4 In the event that Licensed Products are sold in combination with one or more other products or services which are not Licensed Products, Net Revenues for such combination products will be calculated on a country-by-country basis by multiplying actual net sales of such combination products by the fraction A/(A+B) where A is the average invoice price during the period of the Licensed Product when sold separately, and B is the average invoice price of any other product(s) or services in the combination when sold separately by Licensee or Affiliate. If the products or services in the combination that are not Licensed Products are not sold separately by Licensee or Affiliate, Net Revenues shall be calculated by multiplying actual net sales of such combination products by the fraction A/C where A is the average invoice price of the Licensed Product when sold separately and C is the average invoice price of the combination product. If neither the Licensed Product nor the combination product is sold separately by Licensee or Affiliate, Net Revenues shall be calculated as above except that A shall be the total manufacturing cost of Licensed Product and C shall be the total manufacturing cost of the combination.

4.5 If, in any [**] period commencing on the second anniversary of the Effective Date or any subsequent anniversary thereof, Licensee does not pay a minimum of XXXXXXXXXXXXXXXXXXXX in royalties under Paragraphs 4.1, 4.2 or 4.3, or pay an additional royalty equal to the difference between XXXXXXXXXXXXXXXXXXXXXX and any lower amount paid under Paragraphs 4.1, 4.2 or 4.3, then Licensor shall have the right to terminate this Agreement, provided, however, that Licensee may, at its election, pay to Licensor from any other revenues the XXXXXXXXXXXXXXXXXXXX minimum annual royalty and in such event Licensor may not terminate this Agreement.

4.6 If Licensee or Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a license or similar right in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third-party payments shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall such expenses be credited against more than XXXXXXXXXXXXXXXXX of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years.

4.7 For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from Sublicensees in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to Licensee’s reasonable standard internal conversion procedures, including Licensee’s standard internal rates and conversion schedule.

4.8 Any sublicenses granted by Licensee, including, without limitation, any nonexclusive sublicenses, shall remain in effect and be assigned to Caltech in the event this license terminates pursuant to Article 12; provided, the financial obligations of each Sublicensee to Caltech shall be limited to the amounts Licensee shall be obligated to pay to Caltech for the activities of such Sublicensee pursuant to this Agreement. In such event and subject to the preceding sentence, Caltech shall assume all the rights and obligations of Licensee.

4.9 No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim in a given country. No royalty shall be payable under this Article 4 with respect to Licensed Products distributed for use in research and/or development or as promotional samples or otherwise distributed without charge to third parties.

4.10 Royalties due under this Article 4 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country, or if no such patent has previously issued in a country, until the XXXXXX anniversary of the first commercial sale of Licensed Product in such country.

4.11 Notwithstanding the provisions of this Article 4, no royalty shall be payable to Licensor with respect to any sales of Licensed Products to the U.S. Government on sales made solely to permit the U.S. Government to practice or have practiced or sue on its behalf any invention or process covered by Caltech Technology.

ARTICLE 5

LICENSEE EQUITY INTEREST

5.1 Licensee agrees to issue to Caltech, in consideration of Licensee’s receipt of the intangible property rights granted under this Agreement, XXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXX shares of Licensee’s common stock, pursuant to the terms of Licensee’s stock restriction and cosale agreement.

5.2 Caltech agrees that, in the event of any underwritten or public offering of securities of Licensee or Affiliate, Caltech shall comply with and agree to any reasonable restriction on the transfer of equity interest, or any part thereof, imposed by an underwriter, and shall perform all acts and sign all necessary documents required with respect thereto. The provisions of this Paragraph 5.2 shall survive termination of this Agreement.

ARTICLE 6

DUE DILIGENCE

6.1 Licensee shall have discretion over the commercialization of Licensed Products. However, Licensee agrees to use commercially reasonable efforts to introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. Licensee shall be deemed to have satisfied its obligations under this Paragraph if Licensee has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of one or more Licensed Products. Any efforts of Licensee’s Sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligation under this Paragraph.

6.2 After the first year from the Effective Date, Caltech shall have the right, no more often than once each year, to require Licensee to report to Caltech in writing on its progress in introducing commercial Licensed Product(s) in the United States.

6.3 If Licensee is not fulfilling its obligations under Paragraph 6.1 with respect to the Field and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the parties do not reach agreement within [**] days, the parties shall submit the issue to arbitration as provided in Article 14 to determine whether any additional efforts shall be required of Licensee. If subsequent to the conclusion of such arbitration proceedings Licensee then fails to make any required efforts, and does not remedy that failure within [**] days after further written notice to Licensee, Caltech may convert the license granted in Paragraph 2.1 to a nonexclusive license in any part of the Field in which Licensee is not fulfilling its obligations under Paragraph 6.1, and the royalties payable under this Agreement shall be reduced by XXXXXXXXXXXX for Licensed Products in the Field sold under such a nonexclusive license.

ARTICLE 7

INFRINGEMENT BY THIRD PARTY

7.1 Licensee shall at its expense, have the first right but not the obligation to protect the Licensed Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. Notwithstanding the foregoing, Licensee shall have the right to sublicense any alleged infringer pursuant to Paragraph 2.1.

7.2 If Caltech shall have supplied Licensee with evidence of infringement of Licensed Patent Rights or patents claiming an Improvement by a third party, Caltech may by notice request Licensee to take steps to enforce the Licensed Patent Rights. If Caltech does so, and Licensee does not, within three (3) months of the receipt of such notice, either (i) cause the infringement to terminate or (ii) initiate a legal action against the infringer, Caltech may, upon notice to and approval of Licensee, initiate an action against the infringer at Caltech’s expense, either in Licensee’s name or in Caltech’s name if so required by law. Caltech shall have sole control of the action.

7.3 If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patent Rights or patents claiming an Improvement is brought against Licensee and/or Caltech, Licensee may elect to have sole control of the action, and if Licensee so elects it shall bear all the costs of the action.

7.4 In the event one party shall institute or carry on a legal action pursuant to Paragraphs 7.1, 7.2 or 7.3, the other party shall fully cooperate with and supply all assistance reasonably requested by the party instituting or carrying on such action, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party controlling an action pursuant to Paragraphs 7.1, 7.2 or 7.3 shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Paragraph. A party instituting or carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense. To the extent not reimbursed by Caltech, Licensee’s reasonable and customary expenses for such action (including attorneys’ fees and expert fees) shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall such expenses to be credited against more than [**] of royalty payments to Caltech. Any remaining expenses may be carried over and credited against royalties owed in future years.

7.5 The party controlling any action referred to in this Article 7 shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable to the other party hereto. Should either party elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other party, the party controlling the action shall give timely notice to the other party who, if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

7.6 Any amounts paid to a party by third parties as the result of such an action (such as in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party and then to the payment to Caltech of any royalties against which were credited expenses of the action in accordance with Paragraph 7.4. Any remainder shall be divided between the parties as follows:

(a) To the extent the amount recovered reflects lost profits, Licensee shall retain the remainder, less the amount of any royalties that would have been due Caltech on sales of Licensed Product lost by Licensee as a result of the infringement had Licensee made such sales, provided that Licensee shall in any event retain at least XXXXXXXXXXXXXXXX of the remainder; and (ii) Caltech shall receive an amount equal to the royalties it would have received if such sales had been made by Licensee, provided such amount shall in no event exceed XXXX XXXXXXXXX of the remainder; or

(b) To the extent the amount recovered does not reflect lost profits, XXXXXX XXXXXXXX shall be paid to the party initiating the action and XXXXXXXXXXX to the other party.

7.7 If an infringement or infringements by third parties of Licensed Patent Rights is on a scale that significantly affects sales of Licensed Products, and neither Caltech nor Licensee elect to bring an infringement suit against the infringers, the royalties hereunder payable by Licensee pursuant to Article 4 shall be reduced by XXXXXXXXXXXXXXXXXXX of the sums otherwise payable if Licensee presents information to Caltech that such infringer has refused to enter into a royalty-bearing, sublicensing agreement with Licensee on terms reasonably acceptable to Licensee.

7.8 The allowed reductions set forth in Paragraph 7.7 and Paragraph 4.6 shall not exceed, in the aggregate, XXXXXXXXXXXXXX of the sums otherwise payable during any year.

ARTICLE 8

BENEFITS OF LITIGATION,

EXPIRATION OR ABANDONMENT

8.1 General. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable or otherwise construed by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefor, then the effect thereof hereunder shall be:

(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

(b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction; and

(c) in the event that Licensee challenges the validity of Licensed Patent Rights, Licensee may not cease paying royalties as of the date that the validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

8.2 Adjustment. In the event that any of the contingencies provided for in Paragraph 8.1 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Licensed Patent Rights which are unexpired and in effect and under which Licensee desires to retain a License.

ARTICLE 9

RECORDS, REPORTS AND PAYMENTS

9.1 Licensee shall keep records and books of account in respect of all Licensed Products made and sold by Licensee or its Affiliates under this Agreement and of royalties or other revenues Licensee receives from Sublicensees other than Affiliates for the sale of Licensed Products. Caltech shall have the right, during business hours, no more often than annually, to examine, or to have its designated auditors examine, such records and books. Licensee shall keep the same for at least [**] years after it pays Caltech the royalties due for such Licensed Products and require its Affiliates to do the same. Caltech shall not disclose to any third party any confidential information learned through an examination of such records and books, nor shall Caltech use any such information for any purpose other than determining and enforcing its rights under this Agreement.

9.2 Following the first commercial sale of a Licensed Product, on or before the last day of each February, May, August and November for so long as royalties are payable under this Agreement, Licensee shall render to Caltech a report in writing, setting forth Net Revenues and the number of units of Licensed Products sold during the preceding calendar quarter by Licensee and its Affiliates, and the royalties or other revenues Licensee received from Sublicensees other than Affiliates during the preceding calendar quarter for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech. Notwithstanding the foregoing, if (i) Caltech materially breaches this Agreement, (ii) Licensee gives Caltech written notice of the breach, and (iii) Caltech has not cured the breach by the time a payment is due under this Paragraph, then Licensee may make the required payment into an interest bearing escrow account to be released when the breach is cured, less any damages that may be payable to Licensee by virtue of Caltech’s breach.

ARTICLE 10

CONFIDENTIALITY

10.1 Dr. Robert H. Grubbs shall provide to Licensee copies of any proposed presentation or publication or abstract which is an Improvement to Caltech Technology prior to the submission of such documents. Proposed publications and abstracts shall be supplied at least [**] days in advance of submission to a journal, editor, or third party. In addition, if Dr. Grubbs submits a copy of the proposed publication to Licensee less than [**] days prior to submission for publication, then Licensee can request Caltech to file, at Caltech’s expense, a provisional patent application enabling the technology disclosed in the proposed publication at the United States Patent and Trademark Office, and shall provide Licensee with evidence of the filing of such provisional patent application. Licensee may request reasonable changes and/or deletions be made in any proposed publication. Dr. Grubbs will consider such changes but retains the sole right to determine whether such changes or deletions will be made; but Dr. Grubbs agrees that he will honor Licensee’s reasonable requests to remove any confidential information of Licensee included in any such public disclosure. If Licensee believes that the subject matter to be disclosed or published warrants patent protection, it will identify the subject matter requiring protection and notify Caltech. Caltech agrees to use commercially reasonable efforts to cooperate in the filing of a U.S. patent application as provided in Paragraph 11.4 thereon prior to any date that would result in preventing the obtaining of valid patent rights throughout the world when Licensee so identifies subject matter requiring patent protection from a review of the planned publication.

10.2 All reports provided to Caltech pursuant to this Agreement shall be Confidential Information of Licensee and shall not be disclosed to any third party without the prior written consent of Licensee.

10.3 Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s Directors, accountants, attorneys and other professional advisors.

ARTICLE 11

PAYMENT OF PATENT COSTS

11.1 Starting XXXXXXXXXXXXXXXXX from the Effective Date, Licensee shall, in connection with the preparation, filing, and prosecution, issuance and maintenance of the Licensed Patent Rights both in the United States and foreign jurisdictions:

(a)	pay its proportional share, with respect to the cumulative share of third party licensees, of all reasonable attorney fees for services performed to obtain the issuance of the Licensed Patent Rights, and all patent and government fees for services performed after the issuance of Licensed Patent Rights, and

(b)	pay its proportional share, with respect to the cumulative share of third party licensees, of all Patent and Trademark Office maintenance fees; and

(c)	such proportional share shall be established by a mutual determination of the parties with respect to the relative value of Licensed Patent Rights with respect to other third party rights; except that

(d)	Licensee’s share shall not be greater than XXXXXXXXXXXXXXXXX of patent costs for shared rights in any jurisdiction.

11.2 XXXXXXXXXXXXX of the amounts expended by Licensee in connection with U.S. patent costs shall be creditable against earned royalties due Caltech; XXXXXXXXXXXXX XXXXXX of patent expenses paid by Licensee in conjunction with foreign patent costs shall be creditable against earned royalties due Caltech in the respective territory covered by the patent or patents that are foreign filed.

11.3 Payment shall be made to Caltech within thirty (30) days following receipt by Licensee from Caltech of (i) an invoice covering such fees (including copies of invoices for legal fees describing the legal services performed in reasonable detail) and (ii) reasonably satisfactory evidence that such fees were paid. To the extent that Licensee terminates this Agreement pursuant to Paragraph 12.3 with respect to any patent application or patent, Licensee shall have no further liability under Paragraph 11.1 for fees relating to applications or patents affected by the termination.

11.4 Licensee shall have the right to apply for, prosecute and maintain during the term of this Agreement, the Licensed Patent Rights. Caltech shall provide Licensee with timely disclosures regarding Improvements and potential Improvements developed in the laboratory of Dr. Robert H. Grubbs at Caltech. The application filings, prosecution, maintenance and payment of all fees and expenses, including legal fees, relating to such Licensed Patent Rights shall be the responsibility of Licensee, provided that Licensee shall pay for all reasonable fees and expenses, including reasonable legal fees, incurred in such application filings, prosecution and maintenance. Caltech shall provide Licensee with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and shall cooperate fully with Licensee so that Licensee may establish and maintain such rights. Patent attorneys chosen by Licensee shall handle all patent filings and prosecutions, on behalf of Caltech, provided, however, Caltech and Dr. Grubbs shall be entitled to review and comment upon and approve all actions undertaken in the prosecution of all patents and applications. Caltech and Dr. Grubbs shall provide any comments or approvals hereunder promptly. In the event Licensee declines to apply for, prosecute or maintain any Licensed Patent Rights, Caltech shall have the right to pursue the same at Caltech’s expense and Licensee shall have no rights under Caltech’s interest therein. If Licensee decides not to apply for, prosecute or maintain any Licensed Patent Rights, Licensee shall give sufficient and timely notice to Caltech so as to permit Caltech to apply for, prosecute and maintain such Licensed Patent Rights. In such event, Licensee shall provide Caltech with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and shall cooperate fully with Caltech so that Caltech may establish and maintain such rights.

ARTICLE 12

TERMINATION

12.1 The term of this Agreement shall commence upon the Effective Date and expire upon the date of expiration of all royalty obligations in all countries as provided in Paragraph. Caltech shall have the right to terminate this Agreement prior to the date it would otherwise expire, pursuant to this Paragraph 12.1, if Licensee fails to make any payment due hereunder and if Licensee continues to fail to make the payment, either to Caltech directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of [**] days after receiving notice from Caltech specifying Licensee’s failure. Upon any such termination, (i) Licensee and Affiliates shall have [**] months to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products, provided Licensee pays the applicable royalties in accordance with Paragraph 9.2, and (ii) Caltech shall accept an assignment by Licensee of any sublicenses granted by Licensee to entities other than Affiliates, and any sublicense so assigned shall remain in full force and effect.

12.2 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within [**] days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within [**] days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 14 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within [**] days after the conclusion of such arbitration proceeding.

12.3 Licensee shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Licensed Patent Rights or Licensed Patents upon sixty (60) days written notice. If Licensee does so, it shall submit all required reports and make all required payments in accordance with Paragraph 9.2.

12.4 No termination of this Agreement shall relieve Licensee of the liability for payment of any royalty due for Licensed Products made prior to the effective date of such termination.

12.5 Notwithstanding anything herein to the contrary, in the event of any termination or expiration of the term of this Agreement, Licensee shall have the right to use or sell Licensed Products on hand on the date of such termination or expiration and to complete Licensed Products in the process of manufacture at the time of such termination or expiration and use or sell the same, provided that Licensee shall submit the applicable royalty report described in paragraph 9.2, along with the royalty payments required above in accordance with Article 4 for sale of such Licensed Products.

12.6 Licensee shall have the right to dispose of its existing inventory, whether completed or in the process of manufacture, for a period of [**] months after termination.

12.7 Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

12.8 Paragraphs 4.8, 4.11, 5.2, 9.2 (if Paragraph 12.2 applies), 12.2, 12.4, 12.5 and Articles 9, 10, 14, 15 and 16 of this Agreement shall survive termination of this Agreement.

ARTICLE 13

WARRANTIES AND NEGATION OF

WARRANTIES, IMPLIED LICENSES AND AGENCY

13.1 Caltech represents and warrants that it owns all right, title and interest in and to the Licensed Patent Rights, subject to this license.

13.2 Caltech represents and warrants that it has not granted any third party right or interest in any of the Licensed Patent Rights or Improvements that is inconsistent with the rights granted to Licensee herein and will not grant any third party such a right during the term of this Agreement.

13.3 Caltech represents and warrants: (i) it is the sole and exclusive owner of all right, title, and interest in the Caltech Technology; (ii) it has the right to grant the rights and licenses granted herein, and the Caltech Technology is free and clear of any lien, encumbrance, security interest, or restriction on license; and (iii) there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the Caltech Technology.

13.4 Nothing in this Agreement shall be construed as:

(a) a representation or warranty of Caltech as to the validity or scope of Licensed Patent Rights or any claim thereof; or

(b) a representation or warranty that any Licensed Product is or will be free from infringement of rights of third parties; or

(c) an obligation to bring or prosecute actions or suits against third parties for infringement; or

(d) conferring by implication, estoppel or otherwise, any license or rights under any patents of Caltech other than Licensed Patent Rights, regardless of whether such other patents are dominant or subordinate to Licensed Patent Rights.

13.5 CALTECH MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE OF LICENSED PRODUCT(S).

13.6 Caltech and Licensee are independent parties in this Agreement. Accordingly, there is no agency relationship between Caltech and Licensee under this Agreement with respect to any products made or sold, or any methods used, by Licensee under this Agreement.

ARTICLE 14

ARBITRATION

14.1 Any controversy or claim arising out of or related to the parties’ obligations under this Agreement, or the breach thereof, shall be settled by arbitration conducted in the State of California and, except as otherwise provided in this Paragraph 14.1, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted as set forth in the Federal Rules of Civil Procedure with respect to the performance by the Parties of their obligations under this Agreement and such other matters as the arbitrators may determine (it being the intent of the Parties that full discovery occur with respect to salient facts). Judgment upon an award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

ARTICLE 15

PRODUCT LIABILITY

15.1 Licensee agrees that Caltech shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of such Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products (“Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, agents, and employees from any such Claims, provided that (i) Licensee is notified promptly of any Claims, (ii) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

15.2 At such time as Licensee begins commercial sales of Licensed Products (other than for the purpose of obtaining regulatory approvals), Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX and naming those indemnified under Paragraph 15.1 as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under Paragraph 15.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product.

15.3 Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech. Licensee shall provide Caltech with notice at least [**] days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within [**] days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such [**] day period without any additional waiting period; provided that if Licensee uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either grant a waiver of Licensee’s obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures. The previous Article shall survive the expiration or termination of this Agreement.

ARTICLE 16

MISCELLANEOUS

16.1 Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation. Caltech agrees, however, that Licensee may identify Caltech, or California Institute of Technology, and/or Professor Robert H. Grubbs as the inventor of the Caltech Technology in any advertising or publicity material.

16.2 Licensee agrees to mark, whenever reasonably possible, the appropriate U.S. patent number or numbers on all Licensed Products made or sold in the United States in accordance with all applicable governmental laws, rules and regulations, and to require its Sublicensees to do the same.

16.3 This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

16.4 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech. This Agreement is not assignable by Licensee without the prior written consent of Caltech, except that Licensee may assign this Agreement without the prior written consent of Caltech, to any Affiliate, or any successor of, or purchaser of a substantial part of the assets of, the business to which this Agreement pertains. Any permitted assignee shall succeed to all of the rights and obligations of Licensee under this Agreement.

16.5 This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

16.6 Licensee agrees that a Licensed Product which embodies a patented invention or is produced through the use thereof for sale in the United States shall be manufactured substantially in the United States to the extent required by 35 U.S.C. Section 204.

16.7 This Agreement shall be deemed to have been entered into in California and shall be construed and enforced in accordance with California law.

16.8 Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

Caltech:	Office of Technology Transfer
California Institute of Technology
1200 East California Boulevard (MC 210-85)
Pasadena, CA 91125
Fax No.: [**]

Licensee:	Materia Inc.
2531 Nina Street
Pasadena, CA 91107
Attn: President
Fax No: [**]

Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.

16.9 Nothing in this Agreement will impair Licensee’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Caltech Technology or to market and distribute products other than Licensed Products based on such other intellectual property and technology.

16.10 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

16.11 Licensor shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of a material breach by Licensor of its representations and warranties (“Claims”), provided that (i) Licensor is notified promptly of any Claims, (ii) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims. Licensee shall indemnify, defend and hold harmless Licensor, its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of sale of Licensed Products by Licensee, but not involving or relating to a material breach by Licensor of its representations and warranties.

16.12 Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

16.13 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

16.14 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.15 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.16 Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not be unreasonably withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not be unreasonably exercised.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

Date: 4/24/01	CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)

	By:	/s/ Lawrence Gilbert
	Name:	Lawrence Gilbert
	Title:	Director, Office of Technology Transfer

Date: 4/24/01	LICENSEE

	By:	/s/ Michael A. Giardello
	Name:	Michael A. Giardello, Ph.D.
	Title:	President and CEO

Exhibit A

Licensed Patent Rights

Caltech I.D. #	Appln Serial #/ Issued Patent #	Date	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**].

Exhibit B

In addition to rights reserved by Caltech and those granted to U.S. Government under Paragraph 2.2 of this Agreement, the exclusive rights of the Licensee to Licensed Patent Rights, Technology and Improvements listed in Exhibit A are subject to the third-party rights of [**]. These third-party rights are summarized in Exhibits B.1, B.2, B.3, B.4 and B.5.

Exhibit B.1

Licensee:	[**]

Effective Date:	[**]

Grant:	[**]

Field:	[**]

Territory:	[**]

Term:	[**]

Licensed Patent Rights:	[**]

Exhibit B.2

Licensee:	[**]

Effective Date:	[**]

Licensed Product:	[**]

Grant:	[**]

Field:	[**]

Territory:	[**]

Term:	[**]

Licensed Patent Rights:	[**]

Exhibit B.3

Licensee:	[**]

Effective Date:	[**]

Licensed Product:	[**]

Grant:	[**]

Territory:	[**]

Term:	[**]

Licensed Patent Rights:	[**]

Exhibit B.4

Licensee:	[**]

Effective Date:	[**]

Licensed Products:	[**]

Grant:	[**]

Field:	[**]

Territory:	[**]

Term:	[**]

Licensed Patent Rights:	[**]

Exhibit B.5

Licensee:	[**]

Effective Date:	[**]

Licensed Products:	[**]

Grant:	[**]

Field:	[**]

Territory:	[**]

Term:	[**]

Licensed Patent Rights:	[**]

AMENDMENT TO LICENSE AGREEMENT

This Amendment is effective as of the 6th day of May, 2002 (the “Effective Date”), between California Institute of Technology, 1200 E. California Blvd., Pasadena, CA 91125 (“Caltech”) and Materia, Inc., having a principal place of business at 2532 Nina Street, Pasadena, CA 91107 (“Materia”).

Whereas, Caltech and Materia entered into a License Agreement on or about April 24, 2001 (the “License Agreement”) regarding, inter alia, U.S. Patents No. [**]; and

Now, therefore, the parties agree as follows:

In addition to the rights granted, Caltech grants to Materia a non-exclusive right to make, have made and sell licensed products under U.S. Patent No. [**].

This Agreement may be executed in counterparts by each of the parties, such counterparts being as effective as a single document.

In Witness Whereof, the parties have caused this Agreement to be executed:

California institute of Technology

By:	/s/ Lawrence Gilbert
Larry Gilbert
Director, Office of Technology Transfer

Materia. Inc.

By:	/s/ Mark Trimmer
Mark Trimmer,
Executive Vice President

LICENSE AGREEMENT

BETWEEN

BOSTON COLLEGE

AND

MATERIA, Inc.

THIS AGREEMENT dated July 11, 2003 (the “Effective Date”) is made between:

BOSTON COLLEGE whose administrative offices are at LCOB 550, 140 Commonwealth Avenue, Chestnut Hill, MA 02167-3807, USA (“BC”) and Materia, Inc. a Delaware corporation with a principal place of business at 60 North San Gabriel Boulevard, Pasadena, CA 91107, USA (“MATERIA”).

1.	SUBJECT MATTER

This Agreement relates to the following-(collectively “the Technology”):

The pending U.S. Patent Application No. [**] entitled “[**]” filed [**] and all derived US and foreign patent applications including substitutions, divisions, continuations, and continuations-in-part applications of such applications and any patents issuing on any of the preceding, including without limitation, reissues, reexaminations, or extensions or confirmations, registrations, revalidations, or additions and, to the extent that BC is legally and contractually able, patents (“Improvements”) for inventions developed in the laboratory of Dr. Amir Hoveyda at BC that are dominated by the patents subject to this Agreement (collectively the “PATENT RIGHTS”).

2.	EXCLUSIVE LICENSING

BC grants to MATERIA an exclusive license, with the right to sub-license, under the PATENT RIGHTS to use the Technology, world-wide in the production, sale, leasing and other commercial exploitation of products in all fields of use (“the Products”), an expression which shall be taken to mean and include any products entirely or partially produced by means of or with the use of the Technology, or covered by the PATENT RIGHTS filed to protect the Technology. BC reserves the right to retain a non-exclusive license to the foregoing, with the right to grant sub-licenses, for research purposes only. The rights of the United States of America as set forth under Public Laws 96-517 and 98-620 are specifically reserved.

3.	UNDERTAKING BY BC

3.1	BC will not share the Technology in the fields of use covered by this Agreement with any third parties, except for purposes related to a non-exclusive license for research purposes as defined in clause 2 above.

3.2	BC grants to MATERIA the right to grant an exclusive license (subject to the exceptions defined in clause 2) to a sub-licensee.

4.	UNDERTAKINGS BY MATERIA

4.1	Payment of Patent Expenses. Materia shall be responsible for all direct expenses incurred by BC and associated with the drafting, filing and prosecution for US and PCT applications that are subject to this Agreement. BC shall invoice MATERIA for such expenses and within [**] days after BC invoices MATERIA, MATERIA shall reimburse BC for [**] (including [**]) incurred by BC during the term of this Agreement in connection with obtaining or maintaining the PATENT RIGHTS.

MATERIA may elect to have BC file foreign patent applications corresponding to the PATENT RIGHTS in such countries as MATERIA may select by written notice, and such foreign filings shall be added to PATENT RIGHTS and shall be included in the definition of PATENT RIGHTS. MATERIA shall reimburse BC for [**] (including [**]) incurred by BC during the term of this Agreement in connection with obtaining or maintaining such foreign PATENT RIGHTS.

BC will manage the prosecution of the PATENT RIGHTS and will be solely responsible for the content of patent applications related thereto, however BC shall permit MATERIA to submit input into the preparation and prosecution and BC shall give full consideration to such input.

To the extent that MATERIA terminates this Agreement pursuant to Paragraph 7.4 with respect to any patent application or patent, MATERIA shall have no further liability under this paragraph 4.1 for fees relating to applications or patents affected by the termination and such patents and patent applications shall be removed from the PATENT RIGHTS.

4.2

MATERIA is free to grant sub-licenses to make, use and sell the Products and may disclose to sub-licensees such of the Technology as is necessary for the exercise of the rights sub-licensed under appropriate provisions of confidentiality. Immediately following the grant of each sub-license and sub-sub-license,

MATERIA will forward to BC in writing a note of the name and address of the sub-licensee or sub-sub-licensee, a description of the technology sub-licensed and its intended applications, and confirmation of the duration of the sub-license or sub-sub-license. By controlling the wording of its contracts with sub-licensees, MATERIA will ensure that obligations and conditions matching those recorded in this Agreement, and sufficient to protect the security of the Technology, the intellectual property rights in the Technology, and the interests of BC are imposed on every sub-licensee and sub-sub-licensee; and that in no circumstances do the terms of any sub-license or sub-sub license in force from time to time conflict with the terms of this Agreement.

4.3	MATERIA will be responsible for the design and construction of the Products and BC shall have no responsibility or liability in that respect.

4.4	MATERIA will ensure that the Products and the packages associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that BC shall not suffer any loss of damages in any infringement action.

5.	INFRINGEMENT

5.1	In the event that either party becomes aware of any infringement of any patent contained within the PATENT RIGHTS, it shall promptly notify the other party in writing of the infringement and provide all available information regarding the identity of the infringer and the nature of the infringing activity, including the identity of any products being sold by the infringer, and the uses for which the infringing products, or products of an infringing process, are being sold. MATERIA shall have the right to bring an action at the expense of MATERIA and in the name of MATERIA or both MATERIA and BC, against the infringer(s).

5.2	If MATERIA fails to bring suit against an infringer within [**] days after either party has provided written notice to the other under paragraph 5.1 hereof identifying such infringer, then BC shall be entitled to bring an action at the expense of BC against the alleged infringer in the name of BC or both BC and MATERIA.

5.3	In any action brought by a party hereto under either of paragraphs 5.1 or 5.2 hereof, the party bringing the action shall be entitled to retain any damages, costs, attorneys’ fees or other compensation awarded to it by the court in such action; provided, however, that if the party bringing the action obtains a recovery in damages, increased damages, punitive damages, costs, expenses, attorneys’ fees or other matters of value which exceeds the sum of its reasonable attorneys’ fees, costs and expenses in prosecution of the action, it shall pay over to the other party [**] of the total amount of such excess. The party not bringing such action agrees to fully co-operate with the party bringing any such action, including the provision of documents, testimony and other evidence relevant to issues in the cause. In any action brought by either party under paragraph 5.1 or 5.2 hereof, the other party shall be entitled to be represented by its own counsel at its own expense. In the event of a joint BC/MATERIA action being taken and succeeding, any damages granted to BC/MATERIA shall be equally apportioned by BC and MATERIA after reduction of the costs of each party in bringing such successful action.

5.4	In any action brought solely by MATERIA under paragraph 5.1 hereof and wherein judgment in such action is rendered in favor of MATERIA, MATERIA may offset [REDACTED] of the legal costs to MATERIA that are not recoverable from such infringement suits against that portion of royalties due to BC which exceed the Minimum Royalties due in the year the legal costs are incurred up to a maximum of [REDACTED] of total royalties due to BC in the year the legal costs are incurred.

6.	FEES and ROYALTIES

6.1	MATERIA agrees to pay BC the following fees:

Issue Fee. Materia shall pay to BC a nonrefundable issue fee of US [REDACTED] dollars [REDACTED] within [**] days of the Effective Date.

Minimum Annual Payments. MATERIA agrees to pay to BC the following non-refundable payments; each such payment to be creditable against the Payments that are due under Section 6.2, below, with respect to the period beginning on the due date of that payment and ending with the day before the due date of the next following payment:

Due Date	Payment Amount
January 1, 2004	[REDACTED]
January 1, 2005	[REDACTED]
January 1, 2006 and each January 1 thereafter

6.2	MATERIA agrees to make the following royalty payments (“Payments”) to BC on each Product:

Earned Royalties

MATERIA shall pay to BC tiered based royalties on cumulative sales made by MATERIA and or its Affiliates of Products covered by one or more valid claims of the PATENT RIGHTS with this royalty rate on the Net Sales (as defined below in Paragraph 6.4) thereof:

[REDACTED] of Net Sales

[REDACTED] of Net Sales

[REDACTED] of Net Sales.

If the Products sold by MATERIA are covered by a claim in a pending patent application but not an issued patent contained within the PATENT RIGHTS, then MATERIA shall pay a discounted royalty to BC during the Provisional Rights Period (as defined in Section 12 below). Such discounted royalty rate shall be [REDACTED] of the applicable royalty rate listed above.

Sub-licensee Royalties and Income

MATERIA shall pay BC [REDACTED] of the Sub-licensee Revenues (as defined in Section 12) that it receives from its sub-licensees. Such Sublicensee Revenues specifically shall not include payments made by a sub-licensee (i) in consideration of equity or debt securities of MATERIA; (ii) to support research or development activities to be undertaken by MATERIA; (iii) upon the achievement by MATERIA or sublicensee of specified milestones or benchmarks relating to the development of Products; (iv) with respect to performance based milestones; (v) in consideration for the license or sublicense of any intellectual property other than the PATENT RIGHTS; (vi) with respect to products other than Products, or (vii) as reimbursement for patent or other expenses. However, if MATERIA should accept research and development payments in exchange for the transfer of Products for commercial use by a sub-licensee, those Products shall be subject to a royalty payment by MATERIA to BC in an amount equal to a royalty that would be due for an arms length transaction involving the same Products.

If the Sub-licensee Revenues received by MATERIA are covered by a claim in a pending patent application but not an issued patent contained within the PATENT RIGHTS, then MATERIA shall pay to BC [REDACTED] of such Sub-licensee Revenues during the Provisional Rights Period.

Offset for Third Party Royalties

If MATERIA must pay royalties to one or more third parties (“Third Party Payments”) for intellectual property related to the sale or other utilization of Products, the Payments paid to BC shall be reduced by an amount equal to [REDACTED] of Third Party Payments, prior to the application of like offsets to third parties for such Payments, up to a maximum of [REDACTED] offset of Payments to BC for such Third Party Payments that MATERIA is required to pay, in order to deliver products and services covered by both BC patents and third party patents.

Treatment of Combination Products

In the event that Products are sold or sub-licensed in combination with one or more other products or services which are not Products, Payments for such combination products will be calculated on a country-by-country basis by multiplying the value of such combination products by the fraction A/(A+B) where A is the average invoice price during the period of the Product when sold separately, and B is the average invoice price of any other product(s) or services in the combination when sold separately by MATERIA or an Affiliate. If the products or services in the combination that are not Products are not sold separately by MATERIA or an Affiliate, Payments shall be calculated by multiplying the value of such combination products by the fraction A/C where A is the average invoice price of the Product when sold separately and C is the average invoice price of the combination product. If neither the Product nor the combination product is sold separately by MATERIA or an Affiliate, Payments shall be calculated as above except that A shall be the total manufacturing cost of Product and C shall be the total manufacturing cost of the combination.

6.3	MATERIA shall provide BC within [**] days after the close of each calendar quarter with;

a) A royalty report for each Product marketed and for each Product brought into use by or within the groups of MATERIA. Each report shall state the Net Sales and provide a calculation of the royalties due, and shall be accompanied by payment to BC of the royalties due. The first such royalty report shall be due within [**] days of the Effective Date and shall cover the period beginning on August 8, 2002 and ending on the day immediately prior to the Effective Date.

b) A sub-license income report for each sub-license granted by MATERIA. Each report shall state the income received from the sub-licensee and provide a calculation of the royalties due to BC, and shall be accompanied by payment to BC of the royalties due.

6.4	In the case of a Product which is marketed, the term “Net Sales” shall mean the combined amount received by MATERIA and its Affiliates from the sale to unrelated third parties of Products, less the following deductible expenses incurred in connection with sales of Products to the extent paid or allowed by MATERIA or an Affiliate and included in accordance with generally accepted accounting principals (GAAP) in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise, value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted (including Medicaid and other government-mandated rebates); (v) agent fees or commissions; and (vi) rebates, refunds, and credits for any rejected or returned Products or because of retroactive price reductions, rebates or chargebacks.

6.5	For the purpose of calculating royalties under this clause, a Product shall be regarded as sold or leased by MATERIA when invoiced, or if not invoiced, when shipped or delivered by MATERIA. If a Product marketed by MATERIA is re-marketed by an Affiliate, the royalty on each such Product so re-marketed shall be calculated on the highest of the prices at which it is marketed and re-marketed: provided, however, that in no event shall royalty be paid more than once on each Product.

6.6	All payments provided for under this clause shall be made to BC in US Dollars without any deductions. Any exchange of currency made to calculate sales for the purpose of this clause shall be determined as at the last business day of each quarter, using the average of the average daily buying and selling rates quoted by the Wall Street Journal during that quarter.

6.7	In the event that full payments of any amount due from MATERIA to BC under this Agreement is not made by any of the dates stipulated, MATERIA shall be liable to pay interest on the amount unpaid at the rate of [**] per cent ([**]%) from the date when payment was due until the date of the actual payment.

6.8	MATERIA and MATERIA’s sub-licensees and sub-sub-licensees shall keep accounts of all Products, used and marketed and will permit BC or its agents to audit such accounts solely for the purpose of determining the accuracy of the royalty reports and payments. MATERIA’s obligation and that of MATERIA’s sub-licensees and sub-sub-licensees concerning audit of their accounts shall terminate as to any report [**] years after the date of that report.

7.	DURATION AND TERMINATION

7.1	This Agreement shall take effect on the Effective Date and (subject to the remaining sub-clauses of this clause) shall continue in force for fifteen (15) years or until the expiry of such patents as may be granted directed to the Technology, whichever shall be later.

7.2	If either party commits a material breach of any of the provisions of this Agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than [**] days), the other party may by further written notice terminate this Agreement immediately.

7.3	MATERIA will use all reasonable efforts to develop and exploit the Technology, in order to maximize the financial return for both parties. Within [**] days after the end of each calendar year, MATERIA shall provide BC with a report detailing the progress made and steps taken during the calendar year in:

7.3.1	taking legal action against any misappropriation or infringement of the Technology of which MATERIA becomes or is made aware:

7.3.2	developing the Technology in order to facilitate its commercial exploitation; and

7.3.3	promoting and marketing products.

Any failure by MATERIA or BC to provide a report as required under clause 6.3 or 7.3 during the [**]-day period shall be regarded as a material breach of the provisions of this Agreement, for the purpose of clause 7.2. Furthermore, if either party, on reasonable and demonstrable grounds, concludes from any such report that the progress made and steps taken by the other party are insufficient or inadequate; that party may initiate good faith discussions between the Chief Executive Officer of MATERIA and the Director, Office for Research Compliance and Intellectual Property Management of BC to determine a plan to rectify the insufficient or inadequate progress. In the event that they are unable to reach agreement, the initiating party may terminate this Agreement by serving notice on the other party, the notice to expire not less than [**] days after the termination of discussions.

7.4	MATERIA may terminate this Agreement, either in its entirety or as to any jurisdiction or any part of the PATENT RIGHTS, by [**] days’ written notice at any time, provided that MATERIA can and does bring all sub-licenses and sub-sub-licensees to an end on the same date, including by the transfer of any such sublicense(s) to BC under terms acceptable to BC. Furthermore, any such termination shall not absolve MATERIA of its obligation to accrue and pay royalties and provide reports under the provisions of clause 6 of this Agreement.

7.5	If MATERIA takes steps to terminate its existence or is required to do so for any reason or takes such steps to reorganize its efforts and priorities in such a way as BC may determine to jeopardize BC’s interests, then BC shall have the right to terminate this Agreement by serving written notice on MATERIA. Such notice may terminate this Agreement either immediately or at the end of such period as BC shall select.

7.6	Clauses 6.7, 6.8, 7.6, 8, 10, and 11 shall survive the termination or expiration of this Agreement, for whatever reason.

8.	LIABILITY

8.1	To the extent that MATERIA engages in any activity permitted under this Agreement, MATERIA indemnifies and holds harmless BC from and against any and all claims, liability, expenses, damages and costs due to injury to persons or damage to property arising or resulting from the manufacture, use or sale of any Product, or the practice of any process that is made, used or practiced using information provided by BC to MATERIA pursuant to this Agreement.

8.2

MATERIA shall defend, indemnify and hold BC harmless from and against all suits, claims, judgments and costs of any kind and character whatsoever instituted, made or recovered against BC by any person or persons on the ground that the manufacture, use or sale of any Product by or on behalf of MATERIA or any sublicensees of MATERIA under this Agreement constitutes an infringement of a patent of any country, or the breach, misuse, violation or infringement of any trade secret, confidential information, or other proprietary right. BC shall give MATERIA prompt notice in writing of the institution of any such suit and of each threat of suit or claim against BC, and BC further agrees that MATERIA shall have full authority to defend such suit and that BC will provide to MATERIA information and reasonable assistance to enable MATERIA to do so. At it sole election and at its own expense, BC may be represented by its own counsel in any action to which this clause applies.

8.3	WARRANTY AND DAMAGES DISCLAIMERS. BC represents and warrants: (i) it is the sole and exclusive owner of all right, title, and interest in the Technology; (ii) it has the right to grant the rights and licenses granted herein, and the Technology is free and clear of any lien, encumbrance, security interest, or restriction on license; (iii) there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the Technology, and (iv) inventorship of the PATENT RIGHTS has been determined according to the patent laws applicable to any patent or patent application contained therein. BC MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

IN NO EVENT SHALL BC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER BC SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

8.4	BC makes no representation or warranty that advice given to MATERIA pursuant to this Agreement by any employee, student, agent or appointee of BC or the use of any information which they or BC provide in connection with this agreement, will not result in infringement of third-party rights.

8.5	MATERIA undertakes to make no claim against any employee, student, agent or appointee of BC, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or the subject-matter.

8.6	The liability of either party for any breach of this Agreement, or arising in any other way out of the subject-matter of this Agreement, will not extend to any incidental or consequential damages or losses including (without limitation) loss of profits.

8.7	In any event, the maximum liability of BC to MATERIA under or otherwise in connection with this Agreement or its subject-matter shall not exceed the return of all monies paid by MATERIA under this Agreement.

8.8	If any sub-clause of this clause 8 is held to be invalid or unenforceable under any applicable statute or rule of law, then it shall be deemed to be omitted, and if as a result any party becomes liable for loss or damage which would otherwise have been excluded then such liability shall be subject to the remaining sub-clauses of this clause 8.

9.	FORCE MAJEURE

If the performance by either party of any of its obligations under this Agreement (other than an obligation to make payment) shall be prevented by circumstances beyond its reasonable control, then such party shall be excused from performance of that obligation for the duration of the relevant event.

10.	NOTICES

BC’s representatives for the purpose of receiving payments and notices shall until further notice be:

The Director, Office for Research Compliance and Intellectual Property Management

Boston College

LCOB 550

140 Commonwealth Avenue

Chestnut Hill

MA 02167-3807

USA

Facsimile: [**]

MATERIA’s representative for the purpose of receiving notices shall until further notice be:

Materia, Inc.

60 North San Gabriel Boulevard

Pasadena, CA 91107

Attention: President

Facsimile: [**]

All notices shall be in writing sent by certified mail, courier or facsimile transmission.

11.	GENERAL

11.1	Clause headings are inserted in this Agreement for convenience only, and they shall not be taken into account in the interpretation of this Agreement.

11.2	Neither party shall use the name of the other or the other’s employees in any form of publicity, advertising or promotion without the prior written approval of the other.

11.3	Both parties shall be free to publicize the existence of this Agreement. Both parties undertake not to publicize the details of this Agreement except:

?	where required by governmental authority; or

?	where required to investors according to stock exchange rules; or

?	where the parties have agreed a mutually acceptable scope of a particular disclosure in advance.

11.4	This Agreement is personal to MATERIA and no rights or obligations may be assigned by MATERIA without the prior written consent of BC.

11.5	Nothing in this Agreement shall create, imply or evidence any partnership or joint venture between BC and MATERIA or the relationship between them of principal and agent.

11.6	This Agreement constitutes the entire agreement between the parties with regard to the Technology. Specifically, but without limitation, this Agreement does not impose or imply any obligation on BC to conduct development work; any arrangements for such work shall be the subject of a separate agreement between the parties. Any variation of this Agreement shall be in writing and signed by authorized signatories for both parties.

11.7	This Agreement shall be governed by the laws of the Commonwealth of Massachusetts shall have exclusive jurisdiction to deal with any dispute which may arise of or in connection with this Agreement.

11.8	If any one or more clauses of sub-clauses of this Agreement would result in this Agreement being prohibited pursuant to Article 85(1) of the Treaty of Rome, then it or they shall be deemed to be omitted and the Agreement shall be subject to termination at the option of either party.

12.	DEFINITIONS

The following terms as used herein shall have the meanings set forth below:

“Affiliate” shall mean, with respect to a party to the Agreement, any entity directly or indirectly controlling or controlled by or in common control with such party, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interests of such entity, or the right to vote for or appoint a majority of the board of directors or other governing body of such entity.

“Provisional Rights Period” shall mean the period beginning on the date of publication of a United States patent application under 35 U.S.C. 122(b) or of an international patent application filed under the treaty defined in 35 U.S.C. 351(a) designating the United States under Article 21(2)(a) of such treaty and ending on the date the patent is issued or the patent application is abandoned or receives a final rejection from the USPTO.

“Sub-licensee Revenues” shall mean fees, payments, royalties or other license revenues that MATERIA receives from sub-licensees, other than Affiliates, for the sale of Products or the conduct of services which are related to Products covered by one or more valid claims of the PATENT RIGHTS

“USPTO” shall mean the United States Patent and Trademark Office.

“WIPO” shall mean the World Intellectual Property Organization.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

	BC		MATERIA

By:	/s/ Stephen Erickson	By:	/s/ Mark S. Trimmer
Name:	Stephen Erickson	Name:	Mark S. Trimmer
Title:	Director Compliance and Intellectual Property Mgt. Boston College	Title:	Executive Vice President

Date:	7/11/03	Date:	7/17/03